UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 19, 2011

BLUE EARTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

333-148346	98-0531496
(Commission File Number)	(IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205
Henderson, NV  89052
(Address of Principal Executive Offices)   (Zip Code)

(702) 263-1808
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 7.01 Regulation FD Disclosure.

The following information is furnished pursuant to Item 7.01 “Regulation FD Disclosure.”   Blue Earth, Inc. (the “Company”) is furnishing information regarding certain forecasts disclosed during an investor conference call on October 19, 2011, which had not previously been disclosed in their entirety:

1. Castrovilla, Inc.’s revenues for 2011 and 2012 on a conservative basis were previously forecasted at $5 million and $15 million, respectively; and $7 million and $20 million, respectively, on a moderate basis.

2. During phase one of the Company's eccoStation Project the Company plans to install lighting and refrigeration retrofits in 2,000 West Coast stations in 2012 and 2013 at an average cost of $30,000 per station and projected revenues of $60 million ($30million for each year) and projected net income of 11-15% per year.  These projections are based on the anticipated installation of 250 stations per quarter, using four separate five man crews, which initially will be constituted from existing personnel.

3. The combined revenues forecasted for Castrovilla and Xnergy for 2011 on a conservative basis are approximately $35 million and for 2012, $20 million on a conservative basis and $55 million on a moderate basis, excluding the $30 million projected for the eecoStation Project in 2012.

The Company does not intend for this Item 7.01 to be treated as “filed” under the Securities Exchange Act of 1934, as amended, or incorporated by reference into its filings under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2011	BLUE EARTH, INC.

By: /s/ Johnny R. Thomas
Name: Dr. Johnny R. Thomas
Title: CEO